UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2004

Ameristar Casinos, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-22494	880304799
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada		89109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(702) 567-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2004, the Registrant entered into a Seventh Amendment to Credit Agreement (the "Amendment") to the Credit Agreement, dated as of December 20, 2000 ( as previously amended by the First through Sixth Amendments thereto, the "Credit Agreement"), with the various lenders party to the Credit Agreement and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent. The Amendment amends Section 9.07(a) of the Credit Agreement to increase the amount of capital expenditures which the Registrant and its subsidiaries are permitted to make in 2004 from 7% of the Registrant’s consolidated gross revenues to 9.5% of the Registrant’s consolidated gross revenues. A copy of the Amendment is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Also on December 21, 2004, the Registrant entered into a Second Incremental Commitment Agreement (the "Second Incremental Commitment Agreement") with Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent and Incremental Lender. The Second Incremental Commitment Agreement is described in more detail in Item 2.03 below. A copy of the Second Incremental Commitment Agreement is filed as Exhibit 4.2 to this Current Report on Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 21, 2004, Ameristar Casino Black Hawk, Inc., a Colorado corporation which is a wholly owned subsidiary of the Registrant ("ACBHI"), acquired substantially all of the assets of Windsor Woodmont Black Hawk Resort Corp., a Colorado corporation ("Seller"), pursuant to an Asset Purchase Agreement, dated as of May 28, 2004, between Seller and the Registrant, as subsequently amended and assigned to ACBHI (as so amended and assigned, the "Agreement"). The assets acquired primarily consist of Mountain High Casino in Black Hawk, Colorado. Seller previously owned and operated Mountain High Casino as debtor-in-possession in a Chapter 11 case before the United States Bankruptcy Court for the District of Colorado (the "Court"). ACBHI’s acquisition of the assets formed the basis of Seller’s Second Amended Plan of Reorganization, which was confirmed by the Court on December 13, 2004.

Pursuant to the Agreement, as consideration for the assets, the Registrant paid Seller approximately $117 million in cash (subject to a closing adjustment as provided in the Agreement), of which $2 million will be held in escrow for up to one year following the closing to secure Seller’s indemnification obligations under the Agreement. Additionally, the Registrant issued an aggregate of 58,943 shares of its Common Stock, valued at $2.5 million based on the average daily closing price of the Common Stock for each of the 10 consecutive trading days ended December 20, 2004, to the holders of Seller’s outstanding Series A and Series B Preferred Stock. The Registrant financed the acquisition primarily through the Additional Borrowings described in Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2004, in connection with the acquisition by ACBHI of the assets of Seller, the Registrant borrowed an additional $115 million (the "Additional Borrowings") under the Credit Agreement, as supplemented by the Second Incremental Commitment Agreement. Pursuant to the Second Incremental Commitment Agreement, Deutsche Bank Trust Company Americas, as Incremental Lender, made available to the Registrant an additional B-1 Term Loan under the Credit Agreement in the amount of the Additional Borrowings. The additional B-1 Term Loan is subject to the same interest rates and terms of payment as the existing B-1 Term Loans under the Credit Agreement.

The Credit Agreement requires the Company to comply with various affirmative and negative financial and other covenants, including restrictions on the incurrence of additional indebtedness, restrictions on dividend payments and other restrictions and requirements to maintain certain financial ratios and tests. Failure to comply with those covenants, or with other provisions of the Credit Agreement, may result in the acceleration of the Registrant's debt thereunder, including the Additional Borrowings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ameristar Casinos, Inc.

December 23, 2004	By:	Peter C. Walsh

Name: Peter C. Walsh
Title: Senior Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

4.1	Seventh Amendment to Credit Agreement, dated as of December 21, 2004, among the Registrant, the various lenders party to the Credit Agreement and Deutsche Bank Trust Company Americas, as Administrative Agent.
4.2	Second Incremental Commitment Agreement, dated as of December 21, 2004, among the Registrant, the Incremental Lender party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.